Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, August 4, 2016	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS

DULUTH, GA – August 4 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.0 billion for the second quarter of 2016, a decrease of approximately 3.6% compared to net sales of approximately $2.1 billion for the second quarter of 2015. Reported net income was $0.61 per share for the second quarter of 2016 and adjusted net income, excluding restructuring expenses and a non-cash deferred income tax adjustment, was $1.02 per share. These results compare to reported net income of $1.22 per share and adjusted net income, excluding restructuring expenses, of $1.25 per share for the second quarter of 2015. Excluding unfavorable currency translation impacts of approximately 2.5%, net sales in the second quarter of 2016 decreased approximately 1.1% compared to the second quarter of 2015. During the second quarter of 2016, AGCO recorded a non-cash adjustment to increase the valuation allowance on its U.S. deferred income tax assets of approximately $31.6 million, or $0.39 per share. The adjustment does not affect the Company’s ability to utilize the deferred income tax assets with future taxable income in the United States.

Net sales for the first six months of 2016 were approximately $3.6 billion, a decrease of approximately 5.8% compared to the same period in 2015. Excluding unfavorable currency translation impacts of approximately 3.7%, net sales for the first six months of 2016 decreased approximately 2.0% compared to the same period in 2015. For the first six months of 2016, reported net income was $0.70 per share and adjusted net income, excluding restructuring expenses and a non-cash deferred income tax adjustment, was $1.12 per share. These results compare to reported net income of $1.55 per share and adjusted net income, excluding restructuring expenses, of $1.67 per share for the first six months of 2015.

Second Quarter Highlights

•	Regional sales results(1): North America (10.2)%, Europe/Africa/Middle East (“EAME”) +4.6%, South America (14.3)%, Asia/Pacific (“APAC”) +25.9%

•	Regional operating margin performance: EAME 12.1%, North America 4.7%, South America 0.0%, APAC 2.0%

•	Full-year adjusted earnings per share guidance remains at $2.30

•	Share repurchase program reduced outstanding shares by 1.4 million during the second quarter and 2.8 million during the first six months of 2016

(1)As compared to second quarter 2015, excludes currency translation impact. See reconciliation in appendix.

“Challenging market conditions shaped AGCO’s second quarter as our industry continued to operate at a low point in the agricultural equipment cycle,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “In the midst of a weaker industry environment, we continued to deliver quality products and service to our customers, while aggressively managing our expenses and working capital. Our second quarter results were highlighted by solid margin performance, especially in our EAME and APAC regions, where operating margins improved during the second quarter compared to the same period in 2015. We are also managing for the long-term during this weak demand period by increasing the level of investment in product development in order to provide industry leading products and service levels for our customers. We have a full slate of new product introductions planned for the second half of 2016, ranging from the most powerful, technology-rich tractor on a conventional frame to highly efficient low and medium horsepower tractors. These new products are aimed at improving our competitive position in the global marketplace and increasing our margins in the years ahead.”

Market Update

Industry Unit Retail Sales

Six months ended June 30, 2016	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(10)%	(19)%
South America	(30)%	(15)%
Western Europe	(1)%	(9)%

(1)Excludes compact tractors.

“After a brief weather-related run up in the second quarter, commodity prices have fallen below last year’s levels,” continued Mr. Richenhagen. “Crops in the United States have emerged early and are in excellent condition through July. The USDA is estimating grain inventories will grow during 2016, further pressuring commodity prices. Against this challenging backdrop, industry demand remains weak across all the major markets. Industry retail sales in North America declined in the first half of 2016, with a significant drop in the large producer segment. Sales of high-horsepower tractors, combines, sprayers and grain storage and handling equipment all declined significantly. Higher industry sales of small tractors, due to more normal conditions in the livestock sector and general economy, have provided a partial offset to the decline in large agricultural equipment. In Western Europe, first half industry sales declined more modestly. Margins for dairy producers remained weak and lower commodity prices kept market demand soft in the row crop segment. Industry sales declines were most pronounced in the United Kingdom and Germany. The declines were partially offset by growth in France stimulated by tax incentives for equipment purchases, which have been extended through the end of 2016. Reduced industry sales in South America were the result of lower demand in Brazil due to political and economic uncertainty that continues to impact farmer confidence. More supportive government policies in Argentina have contributed to higher sales in that market. Looking past the current operating environment, our long-term view remains optimistic, with expanding demand for grain supporting farm economics and healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2016	2015	% change from 2015	% change from 2015 due to currency translation(1)
North America	$498.9	$563.1	(11.4)%	(1.2)%
South America	203.4	280.3	(27.4)%	(13.1)%
Europe/Africa/Middle East	1,185.3	1,137.0	4.2%	(0.4)%
Asia/Pacific	108.0	88.9	21.5%	(4.4)%
Total	$1,995.6	$2,069.3	(3.6)%	(2.5)%

Six Months Ended June 30,	2016	2015	% change from 2015	% change from 2015 due to currency translation(1)
North America	$907.3	$1,035.6	(12.4)%	(1.6)%
South America	347.6	529.3	(34.3)%	(16.8)%
Europe/Africa/Middle East	2,109.4	2,045.1	3.1%	(1.3)%
Asia/Pacific	190.6	161.9	17.7%	(5.3)%
Total	$3,554.9	$3,771.9	(5.8)%	(3.7)%
(1) See appendix for additional disclosures

North America

Net sales in AGCO’s North America region decreased 10.8% in the first six months of 2016 compared to the same period of 2015, excluding the negative impact of currency translation. Dealer inventory reduction efforts and softer industry demand, particularly from the row crop sector, contributed to lower sales. Sales declines were most significant in high margin high horsepower tractors, sprayers and grain storage and handling equipment. Lower sales and production volumes, along with a weaker sales mix, contributed to a reduction in income from operations of approximately $52.6 million for the first six months of 2016 compared to the same period in 2015.

South America

South American net sales decreased 17.5% in the first six months of 2016 compared to the first six months of 2015, excluding the impact of unfavorable currency translation. Significant sales declines in Brazil were partially offset by growth in Argentina. Income from operations decreased approximately $27.9 million for the first six months of 2016 compared to the same period in 2015 due to lower sales and production volumes, the negative impact of currency translation and a weaker mix of sales.

Europe/Africa/Middle East

AGCO’s EAME net sales increased 4.4% in the first six months of 2016 compared to the same period in 2015, excluding unfavorable currency translation impacts. Higher sales in France, Scandinavia and Finland were partially offset by sales declines in Germany and Africa. Income from operations decreased approximately $1.5 million for the first six months of 2016, compared to the same period in 2015, due to a weaker sales mix and higher engineering expenses.

Asia/Pacific

Net sales in AGCO’s Asia/Pacific region, excluding the negative impact of currency translation, increased 23.0% in the first six months of 2016 compared to the same period in 2015 due primarily to increased sales in China. Income from operations improved approximately $22.2 million in the first six months of 2016, compared to the same period in 2015, due to higher sales and production levels in China.

Outlook

Weak global demand for agricultural equipment is expected to negatively impact AGCO’s sales and earnings in 2016. AGCO’s net sales for 2016 are expected to reach $7.2 billion. Gross and operating margins are expected to be below 2015 levels due to the negative impact of lower sales and production volumes along with a weaker sales mix. Benefits from the Company’s cost reduction initiatives are expected to partially offset the volume-related impacts. Based on these assumptions, 2016 reported earnings per share are targeted at approximately $1.85 and adjusted earnings per share, excluding restructuring expenses and the non-cash deferred income tax adjustment, are targeted at approximately $2.30.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, August 4, 2016. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

•	On June 23, 2016, the U.K. held a referendum in which voters approved an exit from the E.U., commonly referred to as “Brexit.” As a result of the referendum, it is expected that the British government will begin negotiating the terms of the U.K.’s future relationship with the E.U.  Although it is unknown what those terms will be, it is possible that there will be greater restrictions on imports and exports between the U.K. and E.U. countries, increased regulatory complexities, and increased currency volatility, any of which could adversely affect our operations and financial results.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services.  AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of approximately 3,000 independent dealers and distributors in more than 140 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2015, AGCO had net sales of $7.5 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$324.7	$426.7
Accounts and notes receivable, net	946.0	836.8
Inventories, net	1,764.1	1,423.4
Other current assets	271.4	211.4
Total current assets	3,306.2	2,898.3
Property, plant and equipment, net	1,355.1	1,347.1
Investment in affiliates	424.7	392.9
Deferred tax assets	87.8	100.7
Other assets	145.2	136.5
Intangible assets, net	520.8	507.7
Goodwill	1,176.1	1,114.5
Total assets	$7,015.9	$6,497.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$93.7	$89.0
Senior term loan	—	217.2
Accounts payable	741.1	625.6
Accrued expenses	1,125.7	1,106.9
Other current liabilities	185.6	146.7
Total current liabilities	2,146.1	2,185.4
Long-term debt, less current portion and debt issuance costs	1,378.7	925.2
Pensions and postretirement health care benefits	218.1	233.9
Deferred tax liabilities	93.9	86.4
Other noncurrent liabilities	196.3	183.5
Total liabilities	4,033.1	3,614.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	191.5	301.7
Retained earnings	4,032.5	3,996.0
Accumulated other comprehensive loss	(1,301.1)	(1,460.2)
Total AGCO Corporation stockholders’ equity	2,923.7	2,838.3
Noncontrolling interests	59.1	45.0
Total stockholders’ equity	2,982.8	2,883.3
Total liabilities and stockholders’ equity	$7,015.9	$6,497.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2016	2015
Net sales	$1,995.6	$2,069.3
Cost of goods sold	1,568.6	1,619.7
Gross profit	427.0	449.6
Selling, general and administrative expenses	217.8	213.1
Engineering expenses	77.1	71.7
Restructuring expenses	2.1	4.0
Amortization of intangibles	11.4	10.9
Income from operations	118.6	149.9
Interest expense, net	11.9	11.3
Other expense, net	16.0	9.5
Income before income taxes and equity in net earnings of affiliates	90.7	129.1
Income tax provision	54.8	37.9
Income before equity in net earnings of affiliates	35.9	91.2
Equity in net earnings of affiliates	13.5	14.4
Net income	49.4	105.6
Net loss attributable to noncontrolling interests	0.9	1.5
Net income attributable to AGCO Corporation and subsidiaries	$50.3	$107.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.61	$1.22
Diluted	$0.61	$1.22
Cash dividends declared and paid per common share	$0.13	$0.12
Weighted average number of common and common equivalent shares outstanding:
Basic	82.0	87.6
Diluted	82.1	87.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2016	2015
Net sales	$3,554.9	$3,771.9
Cost of goods sold	2,813.2	2,974.4
Gross profit	741.7	797.5
Selling, general and administrative expenses	429.0	424.3
Engineering expenses	148.3	140.5
Restructuring expenses	4.0	14.6
Amortization of intangibles	22.4	21.4
Income from operations	138.0	196.7
Interest expense, net	22.4	21.5
Other expense, net	27.3	19.3
Income before income taxes and equity in net earnings of affiliates	88.3	155.9
Income tax provision	54.4	48.5
Income before equity in net earnings of affiliates	33.9	107.4
Equity in net earnings of affiliates	25.7	28.1
Net income	59.6	135.5
Net (income) loss attributable to noncontrolling interests	(1.5)	1.7
Net income attributable to AGCO Corporation and subsidiaries	$58.1	$137.2
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.70	$1.55
Diluted	$0.70	$1.55
Cash dividends declared and paid per common share	$0.26	$0.24
Weighted average number of common and common equivalent shares outstanding:
Basic	82.5	88.2
Diluted	82.6	88.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities:
Net income	$59.6	$135.5
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	111.9	108.2
Deferred debt issuance cost amortization	0.7	1.2
Amortization of intangibles	22.4	21.4
Stock compensation expense	11.4	7.1
Proceeds from termination of hedging instrument	7.3	—
Equity in net earnings of affiliates, net of cash received	(9.1)	(22.9)
Deferred income tax provision	14.6	(3.0)
Other	(0.3)	(0.2)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(61.1)	(147.4)
Inventories, net	(263.3)	(170.9)
Other current and noncurrent assets	(34.3)	(33.1)
Accounts payable	80.6	149.5
Accrued expenses	0.3	(17.4)
Other current and noncurrent liabilities	(5.3)	—
Total adjustments	(124.2)	(107.5)
Net cash (used in) provided by operating activities	(64.6)	28.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(72.0)	(101.3)
Proceeds from sale of property, plant and equipment	0.9	0.8
Purchase of businesses, net of cash acquired	(38.8)	(18.6)
Investment in consolidated affiliates, net of cash acquired	(11.8)	—
Investment in unconsolidated affiliates	—	(5.2)
Restricted cash	0.4	—
Net cash used in investing activities	(121.3)	(124.3)
Cash flows from financing activities:
Proceeds from debt obligations, net	214.1	432.9
Purchases and retirement of common stock	(120.0)	(125.0)
Payment of dividends to stockholders	(21.6)	(21.3)
Payment of minimum tax withholdings on stock compensation	(1.8)	(6.0)
Payment of debt issuance costs	(0.5)	(0.7)
Net cash provided by financing activities	70.2	279.9
Effects of exchange rate changes on cash and cash equivalents	13.7	(49.1)
(Decrease) increase in cash and cash equivalents	(102.0)	134.5
Cash and cash equivalents, beginning of period	426.7	363.7
Cash and cash equivalents, end of period	$324.7	$498.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cost of goods sold	$0.5	$0.3	$0.9	$0.5
Selling, general and administrative expenses	5.7	4.7	10.8	6.9
Total stock compensation expense	$6.2	$5.0	$11.7	$7.4

2.	RESTRUCTURING EXPENSES

During 2014 and 2015, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, China, South America and the United States. The aggregate headcount reduction of approximately 2,100 employees during 2014 and 2015 was initiated in order to reduce costs in response to softening global market demand and reduced production volumes. During 2014 and 2015, the Company expensed and paid an aggregate of $68.7 million and $48.5 million, respectively, associated with these rationalizations, of which a majority related to severance and other related costs. The Company had approximately $16.9 million of severance and related costs accrued as of December 31, 2015. During the six months ended June 30, 2016, the Company recorded an additional $4.0 million of severance and related costs associated with further rationalizations in the United States, South America and Europe, associated with the termination of approximately 300 employees, and paid approximately $6.6 million of severance and associated costs. The remaining $14.6 million of accrued severance and other related costs as of June 30, 2016, inclusive of approximately $0.3 million of positive foreign currency translation impacts, are expected to be paid primarily during 2016.

3.    INDEBTEDNESS

Indebtedness at June 30, 2016 and December 31, 2015 consisted of the following:

	June 30, 2016	December 31, 2015
1.056% Senior term loan due 2020	$221.7	$217.2
Credit facility, expires 2020	455.9	338.9
Senior term loan due 2021	332.6	—
5⅞% Senior notes due 2021	307.3	297.4
4½% Senior term loan due 2016	—	217.2
Other long-term debt	158.7	164.3
Debt issuance costs	(3.8)	(3.6)
	1,472.4	1,231.4
Less: Current portion of other long-term debt	(93.7)	(89.0)
4½% Senior term loan due 2016	—	(217.2)
Total indebtedness, less current portion	$1,378.7	$925.2

4.    INVENTORIES

Inventories at June 30, 2016 and December 31, 2015 were as follows:

	June 30, 2016	December 31, 2015
Finished goods	$759.7	$523.1
Repair and replacement parts	560.2	515.4
Work in process	118.9	97.5
Raw materials	325.3	287.4
Inventories, net	$1,764.1	$1,423.4

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At June 30, 2016 and December 31, 2015, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European finance joint ventures. The Company also had an accounts receivable sales agreement that permits the sale, on an ongoing basis, of a portion of its wholesale receivables in Brazil to its Brazilian finance joint venture. As of June 30, 2016 and December 31, 2015, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.3 billion and $1.1 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.7 million and $9.5 million during the three and six months ended June 30, 2016, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $4.4 million and $9.4 million during the three and six months ended June 30, 2015, respectively.

The Company’s finance joint ventures in Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2016 and December 31, 2015, these finance joint ventures had approximately $20.7 million and $17.7 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2016 and 2015 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$50.3	$107.1	$58.1	$137.2
Weighted average number of common shares outstanding	82.0	87.6	82.5	88.2
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.61	$1.22	$0.70	$1.55
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$50.3	$107.1	$58.1	$137.2
Weighted average number of common shares outstanding	82.0	87.6	82.5	88.2
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.1	0.1	0.1
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	82.1	87.7	82.6	88.3
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.61	$1.22	$0.70	$1.55

Share Repurchase Program

During the six months ended June 30, 2016, the Company entered into accelerated share repurchase (“ASR”) agreements with a financial institution to repurchase an aggregate of $120.0 million of shares of the Company’s common stock.  The Company received approximately 2,349,735 shares during the six months ended June 30, 2016 related to the ASRs.  All shares received under the ASRs were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

Of the $1,050.0 million in approved share repurchase programs, the remaining amount authorized to be repurchased is approximately $123.9 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income (loss) from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2016 and 2015 are as follows:

Three Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2016
Net sales	$498.9	$203.4	$1,185.3	$108.0	$1,995.6
Income from operations	23.6	—	143.3	2.2	169.1

2015
Net sales	$563.1	$280.3	$1,137.0	$88.9	$2,069.3
Income (loss) from operations	58.0	15.2	134.6	(10.9)	196.9

Six Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2016
Net sales	$907.3	$347.6	$2,109.4	$190.6	$3,554.9
Income (loss) from operations	22.9	0.4	213.6	(0.7)	236.2

2015
Net sales	$1,035.6	$529.3	$2,045.1	$161.9	$3,771.9
Income (loss) from operations	75.5	28.3	215.1	(22.9)	296.0

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Segment income from operations	$169.1	$196.9	$236.2	$296.0
Corporate expenses	(31.3)	(27.4)	(61.0)	(56.4)
Stock compensation expense	(5.7)	(4.7)	(10.8)	(6.9)
Restructuring expenses	(2.1)	(4.0)	(4.0)	(14.6)
Amortization of intangibles	(11.4)	(10.9)	(22.4)	(21.4)
Consolidated income from operations	$118.6	$149.9	$138.0	$196.7

RECONCILIATION OF CERTAIN NON-GAAP MEASURES AND
CURRENCY TRANSLATION IMPACTS TO NET SALES

This earnings release discloses adjusted income from operations, adjusted net income and adjusted earnings per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three and six months ended June 30, 2016 and 2015 (in millions, except per share data):

	Three Months Ended June 30,
	2016			2015
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$120.7	$83.6	$1.02	$153.9	$110.0	$1.25
Restructuring expenses (2)	2.1	1.7	0.02	4.0	2.9	0.03
Deferred income tax adjustment (3)	—	31.6	0.39	—	—	—
As reported	$118.6	$50.3	$0.61	$149.9	$107.1	$1.22

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring expenses recorded during the three months ended June 30, 2016 related primarily to severance costs associated with the Company’s rationalization of certain European, South American and U.S. manufacturing operations and various administrative offices. The restructuring expenses recorded during the three months ended June 30, 2015 related primarily to severance costs associated with the Company’s rationalization of certain European and South American manufacturing operations.
(3) During the second quarter of 2016, the Company recorded a non-cash adjustment to increase the valuation allowance on the U.S. deferred income tax assets of approximately $31.6 million.

	Six Months Ended June 30,
	2016			2015
	Income From Operations	Net Income (1)	Earnings Per Share (1)	Income From Operations	Net Income (1)	Earnings Per Share (1)
As adjusted	$142.0	$92.6	$1.12	$211.3	$147.9	$1.67
Restructuring expenses (2)	4.0	2.9	0.04	14.6	10.7	0.12
Deferred income tax adjustment (3)	—	31.6	0.38	—	—	—
As reported	$138.0	$58.1	$0.70	$196.7	$137.2	$1.55

(1) Net income and earnings per share amounts are after tax.
(2) The restructuring expenses recorded during the six months ended June 30, 2016 related primarily to severance costs associated with the Company’s rationalization of certain European, South American and U.S. manufacturing operations and various administrative offices. The restructuring expenses recorded during the six months ended June 30, 2015 related primarily to severance costs associated with the Company’s rationalization of certain European and South American manufacturing operations as well as various administrative offices located in Europe and the United States.
(3) During the second quarter of 2016, the Company recorded a non-cash adjustment to increase the valuation allowance on the U.S. deferred income tax assets of approximately $31.6 million.

The following is a reconciliation of adjusted targeted earnings per share to targeted earnings per share for the year ended December 31, 2016:

Earnings Per Share (1)
As adjusted targeted	$2.30
Restructuring expenses	0.06
Deferred income tax adjustment	0.39
As targeted	$1.85

(1) Earnings per share amount is after tax.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and six months ended June 30, 2016, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2016	2015	% change from 2015	$	%
North America	$498.9	$563.1	(11.4)%	$(7.0)	(1.2)%
South America	203.4	280.3	(27.4)%	(36.8)	(13.1)%
Europe/Africa/Middle East	1,185.3	1,137.0	4.2%	(4.0)	(0.4)%
Asia/Pacific	108.0	88.9	21.5%	(3.9)	(4.4)%
	$1,995.6	$2,069.3	(3.6)%	$(51.7)	(2.5)%

	Six Months Ended June 30,			Change due to currency translation
	2016	2015	% change from 2015	$	%
North America	$907.3	$1,035.6	(12.4)%	$(16.1)	(1.6)%
South America	347.6	529.3	(34.3)%	(88.8)	(16.8)%
Europe/Africa/Middle East	2,109.4	2,045.1	3.1%	(26.5)	(1.3)%
Asia/Pacific	190.6	161.9	17.7%	(8.5)	(5.3)%
	$3,554.9	$3,771.9	(5.8)%	$(139.9)	(3.7)%